Exhibit 10.3

SECOND AMENDMENT OF

SEVERANCE AGREEMENT

This SECOND AMENDMENT OF SEVERANCE AGREEMENT (this “Amendment”) is entered into as of July 23, 2014 by and between Intermountain Community Bancorp, an Idaho corporation (the “Company”), Panhandle State Bank, an Idaho-chartered bank and wholly-owned subsidiary of Intermountain Community Bancorp, and Pamela Rasmussen, an executive of Intermountain Community Bancorp and Panhandle State Bank (the “Executive”). Intermountain Community Bancorp and Panhandle State Bank are sometimes referred to in this Agreement individually or together as the “Employer.” This Amendment is being entered into in connection with an Agreement and Plan of Merger between Intermountain Community Bancorp and Columbia Banking System, Inc., a Washington corporation (“Parent”), dated as of the date hereof, (the “Merger Agreement”). If the Merger Agreement terminates for any reason before the merger is consummated, this Amendment will become void and have no effect.

WHEREAS, the Employer entered into a January 1, 2014 Severance Agreement with the Executive, as amended by the July 14, 2014 Amendment of Severance Agreement (the “Agreement”),

WHEREAS, pursuant to the Merger Agreement, as of the “Effective Time” (as defined in the Merger Agreement), the Company will be merged with and into Parent (the “Merger”) and immediately thereafter Panhandle State Bank will be merged with and into Columbia State Bank, a Washington state-chartered bank and wholly-owned subsidiary of Parent,

WHEREAS, Parent and the Company, in negotiating the terms of the Merger, have requested certain modifications to the Agreement, including the addition of certain restrictive covenants that will continue following the Merger, and

WHEREAS, to assist in achieving the consummation of the Merger, the Employer and the Executive desire to amend certain provisions of this Agreement.

NOW THEREFORE, in consideration of these premises, the mutual covenants contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1. Amendment of Section 4. Section 4 is hereby deleted in its entirety and replaced with the following revised Section 4:

4.1 Covenant Not to Solicit. For a period of thirty (30) months after the later of (a) the Effective Time or (b) the date the Executive’s employment with the Company (or, following the Effective Time, the Parent and its Subsidiaries following the Merger (the “Combined Company”)) terminates for any reason, the Executive will not, directly or indirectly, either for himself or any other Person, (a) solicit or induce, or attempt to solicit or induce (i) any employees or independent contractors (or any former employees or independent contractors within the six (6) months preceding such solicitation) of the Combined Company to participate, as an employee or otherwise, in any manner in a Competing Business, (ii) any customers, business partners or joint venturers of the Combined Company to transfer their business to a Competing Business or to reduce their business or cease conducting business with the Combined Company, or (iii) the termination of an employment or contractual relationship between the Combined Company and any employee, independent contractor, customer, business partner or joint venturer, (b) hire any Person then employed by the Combined Company, or who was employed by the Company or its subsidiaries or the Combined Company at any time during the two-year period prior to the Executive’s termination of employment (or, if later, the two-year anniversary of the Effective Time) or (c) in any other way interfere with or disrupt the Combined Company’s relationship with any of its employees, independent contractors, customers, business partners or joint venturers. Solicitation prohibited under this Section 4.1 includes solicitation by any means, including, without limitation, meetings, letters or other mailings, electronic communications of any kind, and internet communications.

4.2 Covenant Not to Compete. (a) For a period of thirty (30) months after the later of (a) the Effective Time or (b) the date the Executive’s employment with the Company (or, following the Effective Time, the Combined Company) terminates for any reason, the Executive will not become involved with a Competing Business or serve, directly or indirectly, a Competing Business in any manner, including without limitation as a shareholder, member, partner, director, officer, manager, investor, organizer, founder, trustee, employee, advisor, consultant, agent, or representative, or otherwise becoming involved in any manner in the organization, pre-opening phases, or the formation of a Competing Business; provided that, for the avoidance of doubt, the restrictions set forth herein shall not prevent the Executive from utilizing the services of any Competing Business.

For purposes of this Agreement –

(1)	“Competing Business” means any depository, wealth management or trust business company or holding company thereof (including without limitation, any start-up bank or bank in formation) operating anywhere within the Covered Area.

(2)	“Covered Area” means the State of Idaho and the counties listed in Annex 1 located in the State of Washington.

(b) Outside Covered Area; Requests for Waivers or Permission. Nothing in this Agreement prevents the Executive from becoming involved with, as a shareholder, member, partner, director, officer, manager, investor, organizer, founder, trustee, employee, consultant, agent, representative, or otherwise, with a Competing Business that has no operations in the Covered Area. Prior to engaging in any manner in a Competing Business, the Executive may request in writing that Parent waive the restrictions set forth in this Agreement with respect to a particular proposed activity. If Parent determines, in its sole discretion, that such activity is acceptable, Parent shall provide the Executive with a written consent to engage in such activity, and such activity shall thereafter not be a Competing Business.

(c) Passive Interest. Nothing in this Agreement prevents the Executive from passively owning, directly or indirectly, individually or in the aggregate (including without limitation by being a member of a group within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended) 2% or less of any class of security of a Competing Business or securities of any Competing Business that has a class of securities registered pursuant to the Exchange Act.

4.3 Non-Compete Payment. As consideration for the Executive’s covenant against competition as described in Section 4.2, and subject to the Executive’s continued employment through the Effective Time, the Combined Company shall pay the Executive $525,000, payable in thirty (30) equal monthly payments (each such payment a “Non-Compete Payment”) commencing on the date the Executive’s employment with the Combined Company terminates for any reason; provided that, immediately upon any breach of the Executive’s obligations set forth in Section 4.2 above, the Combined Company shall have no further obligation to make any Non-Compete Payment.

4.4 Venue; Arbitration. The Employer and the Executive hereby consent to exclusive jurisdiction and venue for any action arising out of, relating to or concerning enforcement or interpretation of this Amendment or the parties’ respective rights and/or obligations established pursuant to the terms of this Amendment in the Superior Court for Pierce County, Washington. Any such action shall be immediately transferred to arbitration pursuant to the procedure set forth in the Superior Court Mandatory Arbitration Rules (“MAR”) adopted by the Washington State Supreme Court, irrespective of the amount in controversy, with such arbitration proceeding to be governed in all respects by the MAR, including the rules governing trial de novo set forth in MAR 7.1, 7.2 and 7.3. This Section 4.4 shall be deemed a stipulation to that effect pursuant to MAR 1.2 and 8.1.

4.5 Reasonableness of Restrictions. The Executive acknowledges and represents that the covenants set forth above represent only a limited restraint and allow the Executive to pursue his occupation without unreasonable or unfair restrictions. The Executive acknowledges that the limitations of length of time, geography and scope of activity agreed to in this Agreement are reasonable because, among other things: (a) the Company and Parent are engaged in a highly competitive industry, (b) the Executive has had unique access to the trade secrets and know-how of the Company and Parent, including the plans and strategy (and, in particular, the competitive strategy) of the Combined Company, and (c) this Agreement provides no more protection than is necessary to protect Parent’s interests in the Company’s goodwill, trade secrets and confidential information.

4.6 No Disparagement. The Executive promises and agrees that for as long as the covenant against competition in section 4.2 applies, the Executive shall not cause statements to be made, whether written or oral, that reflect negatively on the business reputation of the Employer. Likewise, the Employer promises and agrees that the Employer shall not cause statements to be made, whether written or oral, that reflect negatively on the reputation of the Executive.

4.7 Remedies/Specific Enforcement. Each of the parties hereto agrees that this Section 4 is intended to be legally binding and specifically enforceable pursuant to its terms and that the Employer would be irreparably harmed if any of the provisions of this Section 4 are not performed in accordance with their specific terms and that monetary damages would not provide adequate

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remedy in such event. Accordingly, in the event of any breach or threatened breach by the Executive of any covenant or obligation contained in this Section 4, in addition to any other remedy to which the Employer may be entitled (including monetary damages), the Employer shall be entitled to injunctive relief to prevent breaches of this Section 4 and to specifically enforce the terms and provisions hereof. The Executive further agrees that neither the Employer nor any other Person or entity shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph, and the Executive irrevocably waives any right she may have to require the obtaining, furnishing or posting of any such bond or similar instrument. The Executive hereby waives the claim or defense that an adequate remedy at law is available to the Employer and the Executive agrees not to urge in any such action the claim or defense that an adequate remedy at law exists. Nothing herein shall be construed to prohibit the Employer from pursuing any other remedies for the breach or threatened breach.

4.8 Section 4 Survives Termination. The rights and obligations set forth in this Section 4 shall survive termination of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

EXECUTIVE	EMPLOYER
PANHANDLE STATE BANK

/s/ Pam Rasmussen	By:	/s/ Ford Elsaesser
Pam Rasmusssen
	Its:	Chairman of the Board

EMPLOYER
INTERMOUNTAIN COMMUNITY BANCORP

By:	/s/ Ford Elsaesser

Its:	Chairman of the Board

[Signature Page to Severance Agreement Amendment – Rasmussen]

Annex 1

1.	Pend Oreille

2.	Stevens

3.	Spokane

4.	Lincoln

5.	Whitman

6.	Garfield

7.	Asotin

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